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                                                                      EXHIBIT 11

                     CYBERIAN OUTPOST, INC. AND SUBSIDIARY

                         COMPUTATION OF LOSS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

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
                                     THREE MONTHS ENDED     SIX MONTHS ENDED
                                    --------------------- ---------------------
                                    AUGUST 31, AUGUST 31, AUGUST 31, AUGUST 31,
                                       1998       1997       1998       1997
                                    ---------- ---------- ---------- ----------
Basic and Diluted
 Net loss applicable to comon
  stockholders.....................  $(5,967)    $ (838)   $(10,599)  $(1,560)
                                     =======     ======    ========   =======
 Basic and diluted weighted average
  shares outstanding...............   12,036      6,680       9,358     6,587
                                     =======     ======    ========   =======
 Basic and diluted loss per share..  $ (0.50)    $(0.13)   $  (1.13)  $ (0.24)
                                     =======     ======    ========   =======
Pro forma Basic and Diluted
 Pro forma net loss applicable to
  common stockholders .............  $(5,620)    $ (838)   $ (9,776)  $(1,560)
                                     =======     ======    ========   =======
 Basic and diluted weighted average
  shares outstanding ..............   19,429      8,213      18,139     7,344
                                     =======     ======    ========   =======
 Basic and diluted pro forma loss
  per share .......................  $ (0.29)    $(0.10)   $  (0.54)  $ (0.21)
                                     =======     ======    ========   =======
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